EXHIBIT 5.2

November 23, 2004

Invitrogen Corporation

1600 Faraday Avenue

Carlsbad, California 92008

Ladies and Gentlemen:

As counsel to Invitrogen Corporation, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration by the Company pursuant to the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder (the “Rules”), of (i) up to $350,000,000 aggregate principal amount of the Company’s 2.0% Convertible Senior Notes due 2023 (the “New 2.0% Notes”), (ii) up to $450,000,000 aggregate principal amount of the Company’s 1.5% Convertible Senior Notes due 2024 (the “New 1.5% Notes,” and, together with the New 2.0% Notes, the “New Notes”), and (iii) the common stock, $.01 par value (the “Stock”), of the Company issuable upon conversion of the New Notes. The Company proposes to offer, upon terms set forth in the Registration Statement, to exchange up to $350 million aggregate principal amount of the New 2.0% Notes for an equal principal amount of its outstanding 2% Convertible Senior Notes due 2023, and an amount in cash, and up to $450 million aggregate principal amount of its New 1.5% Notes for an equal principal amount of its outstanding 1.5% Convertible Senior Notes due 2024, and an amount in cash. The New 2.0% Notes will be issued pursuant to an Indenture (the “2.0% Indenture”), to be entered into between the Company and U.S. Bank National Association, as Trustee thereunder (the “Trustee”). The 1.5% Notes will be issued pursuant to an Indenture (the “1.5% Indenture,” and, together with the 2.0% Indenture, the “Indentures”), to be entered into between the Company and the Trustee.

As such counsel and in connection with the opinion expressed below, we have examined a copy of (i) the Registration Statement, (ii) forms of the Indentures filed as exhibits to the Registration Statement, (iii) a specimen of the Stock, (iv) forms of the global notes evidencing the New Notes, and (v) the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the due authorization of all such documents by all parties, that each of such parties has the legal power to act in the respective capacity or capacities in which it is to act thereunder, the genuineness of all signatures submitted to us, and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We express no opinion concerning any law other than the General Corporation Law of the State of Delaware (the “DGCL”) and the federal law of the United States.

Based on such examination and review and subject to the foregoing, we are of the opinion that, after the Indentures and the New Notes have been duly authorized, executed and delivered by the Company, and after the Indentures have been authenticated by the Trustee the shares of Stock initially issuable upon conversion of the New Notes will have been duly authorized and validly reserved for issuance, and when issued and delivered in accordance with the provisions of the New Notes and the Indentures, will be duly and validly issued and fully paid and non-assessable.

Invitrogen Corporation

November 23, 2004

The opinion expressed herein is solely for your benefit and may not be relied upon by others without our prior written consent. This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may come to our attention or any change in law that may occur or become effective at a later date.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” therein. In giving this consent, we do not thereby agree that we come within the category of persons whose consent is required by the Act or the Rules. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Very truly yours,

/s/    GRAY CARY WARE & FREIDENRICH LLP

Gray Cary Ware & Freidenrich LLP